UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2013

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33110	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite S-223 White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, Debt Resolve, Inc. (the “Company”), announced that its Chief Executive Officer Michael J. Cassella has left the company to pursue other opportunities.  The Board accepted Mr. Cassella’s resignation effective September 30, 2013.  The Board recognized the many contributions of Mr. Cassella to the Company during his more than two year tenure.

On November 5, 2013, the Company announced that Claremont Ventures LLC, through its Managing Member Stanley E. Freimuth, would act as Interim Chief Executive Officer effective November 1, 2013 through at least December 31, 2013.

Claremont Ventures is a consulting firm specializing in providing guidance to many small or early stage companies in the form of operational and strategic planning and execution and serves as a strategic advisor, consultant, angel investor or board member.

Stanley E. Freimuth, the Managing Member of Claremont Ventures, has a long and successful track record of growing and transforming both B2B and B2C companies.  Prior to forming Claremont, Mr. Freimuth was Chairman, President and CEO of Presstek, Inc., a publically traded digital printing equipment manufacturer, bringing the company back to financial stability and negotiating its sale to a private equity buyer.  Before Presstek, Mr. Freimuth was Chairman and Executive Director of Tracer Imaging, a specialty B2B and B2C lenticular and 3D printing company where he helped launch an innovative consumer-facing product.  Until 2007, Mr. Freimuth was the senior U.S. executive at Fujifilm USA, Inc., which he led to record revenues through a period of major technological transition in most of its core businesses.  Mr. Freimuth has a B.S. degree from the University of Edinburgh in Scotland and a M.B.A. from American University in Washington, D.C.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: November 5, 2013	By:	/s/ William M. Mooney, Jr.
William M. Mooney, Jr.
Director and Chair, Audit Committee

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